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                                                                      Exhibit 11


                             CALCULATION OF EARNINGS
                            PER SHARE OF COMMON STOCK
                            (In thousands of shares)



                                                Thirteen Weeks Ended
                                            ---------------------------
                                            March 29,         March 30,
                                              1998              1997
                                            ---------         ---------
Number of shares of
Class A and Class B
common stock outstanding
at beginning of
period                                       10,089            10,910

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards                             3                16

Repurchase of Class B
common stock (weighted)                          (8)              (82)
                                             ------            ------

Shares used in the
computation of basic
earnings per common share                    10,084            10,844

Adjustment to reflect
dilution from common
stock equivalents                                47                22
                                             ------            ------

                                             10,131            10,866
                                             ------            ------

Net income available for
common shares                              $207,396           $47,216
                                            -------            ------

Basic earnings per common
share                                      $  20.57           $  4.35
                                            -------            ------

Diluted earnings per
common share                               $  20.47           $  4.35
                                            -------            ------